                SOLUTION PROVIDER SOURCE CODE LICENSE AGREEMENT

     This Solution Provider Source Code License Agreement ("Agreement") is entered into between the following parties:

          3COM:
          Palm Computing, Inc., a subsidiary of 3Com Corporation ("3Com") 5400 Bayfront Plaza
          P.O. Box 58007
          Santa Clara, CA. 95052-8007

          and
          LICENSEE:
          WORLD CYBERLINKS
          700A Koehler Avenue
          Ronkonkoma, N.Y. ??

          Effective Date: December 30, 1998

     The parties agree as follows:

1. DEFINITIONS. In addition to the other terms defined herein, the following terms shall have the following meanings:

     a. "3Com Materials" shall have the meaning set forth in Section 2 below.

     b. "Licensee Work" means a software application program that (i) is designed to operate in combination with the Palm Computing(R) platform, (ii) contains functionality authored or created by Licensee or on Licensee's behalf and not contained in the 3Com Materials, and (iii) does not incorporate any part of the 3Com Materials or otherwise constitute a derivative work of the 3Com Materials.

2. SUBJECT MATTER. The materials licensed under this Agreement are the source code files for various subsystem modules of the Palm OS software and related documentation (if any) that 3Com elects to provide in its sole discretion to registered members of the Palm Solution Provider Program. The foregoing materials are referred to as the "3Com Materials." 3Com may elect at its sole discretion from time to time to add additional materials to the 3Com Materials. By way of example, these may consist of enhancements, updates or modifications to the 3Com Materials. 3Com shall have no obligation to provide any such additional materials. Any such additional materials and any additional software or documentation provided by 3Com to Licensee pursuant to the Palm Solution Provider Program shall be deemed to be 3Com Materials under this Agreement. 3Com may also elect at its sole discretion from time to time to delete materials from the 3Com Materials or otherwise revise this Agreement as set forth in Section 9 below. 3Com shall make the 3Com Materials available for downloading from a web page created by 3Com. Instructions for downloading the 3Com Materials will be available on such web page. Following receipt of an executed copy of this Agreement from Licensee and acceptance of Licensee into the Palm Solution Provider Program. 3Com shall enable Licensee to access such web page.

3. LIMITED LICENSE. Subject to the terms and conditions of this Agreement. 3Com hereby grants Licensee a royalty-free, non-exclusive, non-transferable, limited license to use, reproduce and display the 3Com Materials (or portions thereof), but only on an internal basis at the address at which Licensee has registered as a member of the Palm Solution Provider Program (or such other location(s) provided Licensee notifies 3Com of such other location(s) in writing) solely for the following purposes (i) debugging the Licensee Works, and (ii) optimizing the performance of Licensee Works, on as many computers as are reasonably necessary to perform such debugging and optimization efforts. All rights not expressly granted hereunder are reserved by 3Com, and no rights or licenses are implied by this


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Agreement. Without limiting the foregoing, no right is granted to distribute all or any portion of the 3Com Materials. The 3Com Materials provided may only be used as expressly provided in this Section 3 and for no other purpose whatsoever. Licensee acknowledges and agrees that as between 3Com and Licensee, 3Com owns all right, title and interest in and to the 3Com Materials, including, but not limited to, any and all patents, copyrights, trade secrets, trademarks and other intellectual property and proprietary rights therein not expressly granted to Licensee. Any ideas with respect to the 3Com Materials and any modifications and the like made by Licensee to the 3Com Materials ("Supportive Information") will be the property of 3Com. Licensee agrees to assign, and hereby assigns, all right, title and interest worldwide in the Supportive Information and the related intellectual property rights to 3Com and agrees to assist 3Com, at 3Com's expense, in perfecting and enforcing such rights.

4. ADDITIONAL RESTRICTIONS. Except as expressly permitted by this Agreement, Licensee shall not and shall not through any other party:

     a. copy, duplicate or otherwise reproduce the 3Com Materials in any manner;

     b. allow access to the 3Com Materials other than by personnel qualified pursuant to Secton 5(b) below;

     c. use the 3Com Materials in connection with the development of any products other than the Licensee Works, or develop any computer program or documentation based on or incorporating the 3Com Materials or Confidential Information;

     d. remove, obscure, or alter 3Com's copyright notices, trademarks, or other proprietary rights notices affixed to or contained within the 3Com Materials; or

     e. transmit the 3Com Materials over a network or from one computer to another (other than on a limited basis within Licensee's local area network), or upload the 3Com Materials to electronic bulletin boards, web sites, or otherwise distribute them (or any portion), whether electronically, or on tangible media.

5. CONFIDENTIALITY.

     a. Confidential Information. For purposes of this Agreement, "Confidential Information" shall mean the 3Com Materials, their structure, sequence and organization, and the concepts, methods of operation, and ideas disclosed therein, and all related information 3Com supplies to Licensee. Licensee shall not disclose to any third party or use for any purpose any Confidential Information except as expressly permitted herein. Licensee agrees to take all reasonable measures to protect Confidential Information and to prevent unauthorized disclosure thereof, which measures shall be at least as stringent as those measures Licensee takes to protect Licensee's own most highly confidential information. Licensee shall have no such obligation with respect to any information to the extent that it: (i) was in the public domain at the time it was disclosed to Licensee or thereafter becomes part of the public domain other than through Licensee's fault; (ii) was rightfully known to Licensee without restriction at the time of disclosure as shown by Licensee's written files in existence at the time of disclosure; or (iii) becomes known to Licensee, without restriction, from a source other than 3Com without breach of this Agreement by Licensee and otherwise not in violation of 3Com's rights.

     b. Source Code. In addition to the foregoing, Licensee acknowledges and agrees that the source code contained in the 3Com Materials ("Source Code") constitutes the confidential and proprietary trade secrets of 3Com, and that Licensee's protection thereof is essential to this Agreement and a condition of Licensee's use and possession of such Source Code. Licensee agrees to use the Source Code under carefully controlled conditions, and to inform all employees who are given access to the Source Cde that the Source Code contains confidential trade secrets of 3Com, and is licensed to Licensee as such. Licensee shall grant access to the 3Com Materials only to Licensee personnel who have executed a confidentiality agreement containing obligations and restrictions at least as protective of the Source Code as those contained herein. Without limiting the foregoing provisions of this Section 5(b), Licensee's precautions to protect the Source Code shall include, without limitation, the following precautions and restrictions: (i) Licensee shall restrict access to the Source Code to Licensee employees on a "need-to-know" basis who require such access to practice the license granted in Section 3 above; and (ii) access to the Source Code by computer shall be


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controlled by password or other reasonable and reliable security measures to assure that unauthorized persons do not obtain access to the Source Code.

     c. Notice. Licensee agrees to notify 3Com promptly in the event of any breach of security under conditions in which it would appear that the trade secrets represented by the Confidential Information were prejudiced or exposed to loss. Licensee shall, upon request of 3Com, take all other reasonable steps necessary to recover any compromised trade secrets disclosed to or placed in Licensee's possession by virtue of this Agreement. Licensee shall bear the cost of taking such steps.

6. SUPPORT AND MAINTENANCE

     a. Development Support. 3Com shall have no obligation pursuant to this Agreement to provide Licensee with any support regarding the 3Com Materials. Notwithstanding any other provisions of this Agreement, 3Com shall have no obligation to provide Licensee with any development tools for or any updates to the 3Com Materials. 3Com shall not provide any maintenance or support for the Licensee Works under this Agreement.

     b. End User Support. Licensee shall be solely responsible for providing end user support for any Licensee Works.

7. WARRANTY DISCLAIMER. LICENSEE EXPRESSLY ACKNOWLEDGES AND AGREES THAT USE OF THE 3COM MATERIALS IS AT LICENSEE'S SOLE RISK. THE 3COM MATERIALS ARE PROVIDED "AS IS" AND WITHOUT WARRANTY OF ANY KIND AND 3COM EXPRESSLY DISCLAIMS ALL WARRANTIES. TERMS AND CONDITIONS, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES, TERMS AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THIRD PARTY RIGHTS AND SATISFACTORY QUALITY. 3COM DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE 3COM MATERIALS ARE SUITABLE FOR LICENSEE'S USE OR THAT THE OPERATION OF THE 3COM MATERIALS WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE 3COM MATERIALS WILL BE CORRECTED. FURTHERMORE, 3COM DOES NOT WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE 3COM MATERIALS OR IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY 3COM SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY. THIS DISCLAIMER OF WARRANTY CONSTITUTES AN ESSENTIAL PART OF THIS AGREEMENT. NO USE OF ANY PORTION OF THE 3COM MATERIALS IS AUTHORIZED HEREUNDER EXCEPT UNDER THIS DISCLAIMER.

8. LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES SHALL 3COM BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS OR REVENUE, OR INTERRUPTION OF BUSINESS IN ANY WAY ARISING OUT OF OR RELATED TO THE USE OR INABILITY TO USE THE 3COM MATERIALS. REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF 3COM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9. TERM AND TERMINATION. This Agreement will continue for a period of one (1) year from the Effective Date. This Agreement shall automatically renew for successive one (1) year terms unless either party notifies the other at least thirty (30) days prior to the end of the then-current term of its intention not to renew. If this Agreement terminates or expires for any reason. Licensee must immediately destroy all copies of the 3Com Materials in Licensee's possession or control. 3Com shall have the right, from time to time, on thirty (30) days written notice to modify the terms of this Agreement. Such written notice shall contain a copy of the new version of this Agreement. Licensee's failure to destroy all copies of the 3Com Materials in Licensee's possession or control following the end of such thirty (30) day period shall be deemed acceptance of such new version. This Agreement and the rights granted hereunder will terminate automatically if (i) Licensee fails to comply with terms herein and fail to cure such breach, if subject to cure, within thirty (30) days of becoming aware of the breach, and (ii) Licensee's membership in the Palm Solution Provider Program terminates for any reason. The following Sections shall survive expiration or termination of this Agreement for any reason: 1, 2, 5, 7, 8, 9 and 11 through 17.

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10. 3COM TRADEMARKS: THIRD PARTY CLAIMS. This Agreement does not grant any rights to use the trademark "3Com", "Palm", "Palm Computing Platform", or any other trademark of 3Com or any of its affiliates, even if such marks are included in the 3Com Materials. If Licensee receives notice that a party claims an intellectual property right in particular functionality or code contained in the 3Com Materials (or their utilization under this Agreement). Licensee must notify 3Com of the same in reasonable detail, by letter to Palm Computing, Inc., a subsidiary of 3Com Corporation, 5400 Bayfront Plaza, P.O. Box 58007, Santa Clara, CA, 95052-8007, Attention: Development Programs Department or by email to devinfo@palm.com. Any notices to be provided under this Agreement shall be sent to such locations.

11. INDEMNIFICATION. Licensee shall indemnify, defend and hold Palm Computing, Inc., 3Com Corporation and its and their officers, directors, agents, suppliers, customers and employees (the "Indemnified Parties") harmless from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable fees of attorneys and other professionals) incurred because of actual or alleged infringement by the Licensee Works, any products with which the Licensee Works are distributed, or any other material Licensee provides to Licensee's customers in connection with the rights granted by 3Com hereunder, of any patent, copyright, trade secret, trademark, mask work right or other proprietary right(s) of a third party.

12. NO ASSIGNMENT. Licensee may not assign or otherwise transfer this Agreement or the rights or obligations hereunder, either in whole or in part, whether voluntarily or by operation by law, without the prior written consent of 3Com, which consent may be withheld in 3Com's sole discretion, and any attempted transfer or assignment is null and void and shall be deemed a material breach of this Agreement.

13. INJUNCTIVE RELIEF. Licensee acknowledges and agrees that the copying, disclosure or use of the 3Com Materials or Confidential Information in a manner inconsistent with any provision of this Agreement shall cause irreparable injury to 3Com for which 3Com will not have an adequate remedy at law. Accordingly, 3Com shall be entitled to equitable relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions.

14. EXPORT LAW ASSURANCES. Licensee may not use or otherwise export or reexport the 3Com Materials except as authorized by United States law and the laws of the jurisdiction in which the 3Com Materials were obtained. In particular, but without limitation, the 3Com Materials may not be used or otherwise exported or reexported (i) into (or to a national or resident of) any United States embargoed country or (ii) to anyone on the U.S. Treasury Department's list of Specially Designated Nationals or the U.S. Department of Commerce's Table of Denial Orders. By using the 3Com Materials, Licensee represents and warrants that Licensee is not located in, under control of, or a national or resident of any such country or on any such list.

15. GOVERNMENT END USERS. The 3Com Materials are a "commercial item," as that term is defined in 48 C.F.R. 2.101 (Oct. 1995), consisting of "commercial computer software" and "commercial computer software documention," as such terms are used in 48 C.F.R. 12.212 (Sept. 1995). Consistent with 48 C.F.R. 12.212 and 48 C.F.R. 227.7202-1 through 227.7202-4 (June 1995), all U.S. Government End
Users acquire 3Com Materials with only those rights set forth herein.

16. RELATIONSHIP OF THE PARTIES. Nothing stated in this Agreement will be construed as creating the relationships of joint venturers, partners, employer and employee, franchisor and franchisee, master and servant, or principal and agent.

17. MISCELLANEOUS. This Agreement represents the complete, final and exclusive agreement concerning the subject matter hereof. If any provision of this Agreement is held to be unenforceable, such provision shall be reformed only to the extent necessary to make it enforceable. This Agreement shall be governed by California law provisions (except to the extent applicable law, if any, provides otherwise), excluding its conflict-of-law provisions. Unless otherwise agreed in writing, all disputes relating to this Agreement (excepting any dispute relating to intellectual property rights) shall be subject to final and binding arbitration, with the losing party paying all costs of arbitration. Any arbitration relating to this Agreement shall be held in Santa Clara County, California, under the auspices of JAMS/EndDispute. Any litigation relating to this Agreement shall be subject to the jurisdiction of the Federal Courts of the Northern District of California, with venue lying in Santa Clara County, California, with the losing party responsible for costs, including without limitation, court costs and reasonable attorney fees and expenses. The application of the United Nations Convention on

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Contracts for the International Sale of Goods is expressly excluded. Any law or regulation which provides that the language of a contract shall be construed against the drafter shall not apply to this Agreement.

     In witness whereof, the parties have executed this Agreement as of the Effective Date.


Licensee:                                    3Com: Palm Computing, Inc.,
                                             a subsidiary of 3Com Corporation

By:  /s/ John J. Fitzsimons                  By:  /s/ Gabriel Acosta-Lopez
     ------------------------                     ---------------------------
Printed: John J. Fitzsimons                  Printed: Gabriel Acosta-Lopez
Title: Dir. Soft. Development                Title: Director of Development
                                                    Platform Services









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